Exhibit 12.2


                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP


            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED UNIT DIVIDENDS




                                                   Three Months
                                                       Ended
                                                  March 31, 1998       1997         1996         1995         1994        1993
                                                 ---------------- ------------- ------------ ------------ ------------ ----------
Earnings (1)
Income (loss) from continuing
 operations ....................................     $ 33,981       $  91,552     $ 46,674     $ 28,934     $  8,159     $ (155)
Interest .......................................       17,162          45,138       23,360       12,101        4,955      5,185
Amortization of loan costs .....................          616           2,256        1,870        1,619          738         --
Total earnings .................................     $ 51,759       $ 138,946     $ 71,904     $ 42,654     $ 13,852     $5,030
Fixed charges and preferred unit
 dividends
Interest .......................................     $ 17,162       $  45,138     $ 23,360     $ 12,101     $  4,955     $5,185
Interest capitalized ...........................        2,829           7,238        2,935          507           17         16
Amortization of loan costs expensed ............          616           2,256        1,870        1,619          738         --
Amortization of loan costs capitalized .........           --              --           --           --           --         --
Total fixed charges ............................     $ 20,607       $  54,632     $ 28,165     $ 14,227     $  5,710     $5,201
Preferred unit dividends .......................        6,845          13,117           --           --           --         --
Ratio of earnings to fixed charges .............         2.51x           2.54x        2.55x        3.00x        2.43x      0.97x
Ratio of earnings to combined fixed
 charges and preferred unit dividends ..........         1.93x           2.05x        2.55x        3.00x        2.43x      0.97x


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(1) The calculation does not include amortization of previously capitalized interest.